Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-207350, 333-223613, 333-258745 and 333-283097) on Form S-8 and (No. 333-259511) on Form S-3 of our report dated March 4, 2025, with respect to the consolidated financial statements of CPI Card Group Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
March 4, 2025